                                               Filed Pursuant to Rule 424(b)(5)
                                               Registration Nos. 033-48996
                                               and 033-48996-01


                              PROSPECTUS SUPPLEMENT
                    (TO PROSPECTUS DATED SEPTEMBER 19, 2003)

                                U.S. $50,300,000
                             (SUBJECT TO REDUCTION)
                         AVAILABLE PRINCIPAL COMMITMENT
                                       AND
                                U.S. $723,493.16
                             (SUBJECT TO REDUCTION)
                          AVAILABLE INTEREST COMMITMENT

                         LIQUIDITY FACILITY OBLIGATIONS
                                       OF
                               AIG LIQUIDITY CORP.
                                       AND
                              GUARANTEE OBLIGATIONS
                                       OF
                       AMERICAN INTERNATIONAL GROUP, INC.

                   IN SUPPORT OF THE PAYMENT OF PURCHASE PRICE
      OF CITY OF ALBUQUERQUE NEW MEXICO AIRPORT SUBORDINATE LIEN ADJUSTABLE
                   TENDER REFUNDING REVENUE BONDS, SERIES 1995

     In connection with the replacement of the current liquidity facility in effect for the 1995 Bonds (as defined herein), AIG Liquidity Corp. is offering payment obligations under a standby purchase agreement, which we refer to as the "Liquidity Facility Obligations." The Liquidity Facility Obligations are unconditionally guaranteed by AIG. The 1995 Bonds bear interest at a variable weekly rate and are subject to optional and mandatory tender for purchase to U.S. Bank Trust National Association, as the Tender Agent. We are entering a standby purchase agreement, which we refer to as the Standby Agreement, under which we will, subject to certain conditions, purchase the tendered bonds at a purchase price equal to the aggregate principal amount of the tendered bonds plus accrued interest to the purchase date.

     The Liquidity Facility Obligations under the Standby Agreement and the unconditional guarantee of AIG (the "Guarantee Obligations" and together with the Liquidity Facility Obligations the "Obligations") are not being offered separately from the 1995 Bonds, which are remarketed pursuant to a separate Official Statement of the City of Albuquerque, New Mexico, which we refer to as the "Issuer." The Obligations will expire on February 24, 2005 unless extended or sooner terminated as described in this Prospectus Supplement. The Obligations are not severable from the 1995 Bonds and may not be separately traded. The 1995 Bonds are the obligations solely of the Issuer and are not issued or guaranteed by us or AIG. This Prospectus Supplement is being delivered in connection with the remarketing of the 1995 Bonds after a mandatory tender for purchase under the bond ordinance, and may also be delivered in connection with a remarketing of the Bonds purchased by us under the Standby Agreement.

     THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS SUPPLEMENT OR THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE

                                    CITIGROUP
                                REMARKETING AGENT

           The date of this Prospectus Supplement is February 9, 2004.

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT AND THE ATTACHED PROSPECTUS OR INFORMATION CONTAINED IN DOCUMENTS WHICH YOU ARE REFERRED TO BY THIS PROSPECTUS SUPPLEMENT OR THE ATTACHED PROSPECTUS. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ATTACHED PROSPECTUS. WE ARE OFFERING TO SELL THE SECURITIES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS SUPPLEMENT OR THE ATTACHED PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT OF THOSE DOCUMENTS, REGARDLESS OF THE TIME OF DELIVERY OF THE DOCUMENTS OR ANY SALE OF THE SECURITIES.

                                TABLE OF CONTENTS

                                                      Page
                                                      ----
Prospectus Supplement

INTRODUCTION......................................    S-1

PLAN OF DISTRIBUTION..............................    S-1

THE BONDS.........................................    S-1

STANDBY AGREEMENT.................................    S-3

THE AIG GUARANTEE.................................    S-6

PROSPECTUS

WHERE YOU CAN FIND MORE
INFORMATION.......................................      3

INCORPORATION OF CERTAIN DOCUMENTS
BY REFERENCE......................................      3

DESCRIPTION OF THE OBLIGATIONS....................      5

AIG LIQUIDITY CORP................................      9

AMERICAN INTERNATIONAL
GROUP, INC........................................      9

USE OF PROCEEDS...................................     10

PLAN OF DISTRIBUTION..............................     10

VALIDITY OF OBLIGATIONS...........................     10

EXPERTS...........................................     11

CAUTIONARY STATEMENT PURSUANT
TO THE PRIVATE SECURITIES LITIGATION
REFORM ACT OF 1995................................     11

INTRODUCTION

         This Prospectus Supplement provides you with a summary of information about the 1995 Bonds and information regarding our Liquidity Facility Obligations and the Guarantee Obligations of AIG. We are providing Liquidity Facility Obligations in support of $50,300,000 aggregate principal amount of the 1995 Bonds.

         On May 3, 1995, the Issuer issued $67,000,000 aggregate principal amount of its Airport Subordinate Lien Adjustable Tender Refunding Revenue Bonds, Series 1995, due July 1, 2014 which we refer to as the 1995 Bonds. The proceeds were used to redeem previously issued bonds and to pay the expenses of the bond offering. Owners of the 1995 Bonds have the right to tender, and in certain cases are required to tender, the 1995 Bonds for purchase to the Tender Agent. Citigroup Global Markets Inc., the Remarketing Agent, must use its best efforts to locate investors to purchase the tendered 1995 Bonds.

         In 1998, the Issuer entered into a standby purchase agreement with a commercial bank, which we refer to as the Bank. Under the agreement, the Bank is required, subject to certain conditions, to provide funds to the Tender Agent for the purchase of tendered 1995 Bonds that the Remarketing Agent was not able to sell to new investors.

         As is permitted under the Ordinance as defined herein and the standby purchase agreement with the Bank, the Issuer is entering a replacement standby agreement with us under which we will be required, subject to certain conditions, to purchase 1995 Bonds tendered voluntarily by the holders or tendered pursuant to certain mandatory tender for purchase requirements, in the event that the Remarketing Agent cannot sell the tendered 1995 Bonds to new investors.

         The Ordinance provides that the replacement of the Bank with AIG-LC and the registration of our Liquidity Facility Obligations triggers a mandatory tender for purchase of all of the outstanding 1995 Bonds five business days before the effectiveness of the Standby Agreement. The Remarketing Agent has agreed to use its best efforts to resell the Bonds that are subject to such mandatory tender for purchase.

         Our Standby Agreement will become effective February 25, 2004. Any 1995 Bonds tendered for purchase after 4:00 p.m. on February 25, 2004 will be subject to purchase under the Standby Agreement.

PLAN OF DISTRIBUTION

         The Obligations are not being sold separately from the 1995 Bonds, which are being remarketed pursuant to the Official Statement of the Issuer, dated April 24, 1995, as supplemented, which we refer to as the Official Statement. Neither we nor AIG had any role in preparing the Official Statement and neither we nor AIG undertakes any responsibility with respect to the accuracy or completeness of the Official Statement or any information set forth therein.

THE BONDS

         The 1995 Bonds were issued on May 3, 1995 pursuant to City Ordinance Enactment No. 40-1992 of the Albuquerque City Council, referred to herein as the Ordinance. The 1995 Bonds mature on July 1, 2014 and are subject to redemption as described below.

         The 1995 Bonds bear interest at a weekly interest rate that is adjusted each week by the Remarketing Agent. The interest rate is set at the rate at which the Remarketing Agent determines it could sell the 1995 Bonds at a price of 100% of their principal amount plus any accrued interest. The 1995 Bonds will not bear an interest rate of more than 15% per annum, except in the case of Purchased Bonds, which are described in the next section and which may bear a maximum interest rate of 24% per annum. The Issuer may, subject to certain conditions specified in the Ordinance, elect to convert the interest rate on the 1995 Bonds to a long-term interest rate that is not adjusted on a weekly basis. Neither we nor AIG will participate in the determination of either the weekly interest rate or any applicable long-term interest rate. The Remarketing Agent's determination of the weekly interest rate and the long-term interest rate is conclusive and binding upon the Remarketing Agent, the Fiscal Agent, the Tender Agent, AIG-LC as the Standby Purchaser, the Insurer of the 1995 Bonds, the Issuer, and the owners of the 1995 Bonds.

         The 1995 Bonds may be redeemed in whole or in part at the option of the Issuer on any date on which interest is paid on the 1995 Bonds. The redemption price is 100% of the principal amount of the 1995 Bonds plus accrued interest. In the event that the Bonds are converted to pay interest at the long-term interest rate, the Issuer may redeem the 1995 Bonds on the first day that the bonds are converted to such interest rate at a price of 100% of the principal amount plus accrued interest, and on such additional dates and for such an amount as provided in the Ordinance. The 1995 Bonds are also subject to a sinking fund provision which causes mandatory redemption of a certain principal amount of the 1995 Bonds on July 1 of each year up to and including 2014.

         Interest on the 1995 Bonds is paid out of revenues from the Albuquerque airport as described in the Official Statement. Such revenues are referred to herein as the Pledged Revenues.

         Payments of principal and interest on the 1995 Bonds are insured by a municipal bond insurance policy, which we refer to as the Policy, with Ambac Assurance Corporation, referred to herein as the Insurer, which unconditionally guarantees scheduled payments of principal (when due at maturity or upon payment pursuant to the sinking fund provisions in the Ordinance) and of interest on the 1995 Bonds including interest at the Purchased Bond rates, as described below. The Policy does not guarantee payment of the purchase price of bonds tendered for purchase.

         Neither we nor AIG is responsible for payment of principal of or interest due on the 1995 Bonds.

PURCHASED BONDS

         Any 1995 Bonds purchased by us that are not subsequently remarketed by the Remarketing Agent are classified as "Purchased Bonds." A Purchased bond bears interest at a rate determined in accordance with the Standby Agreement until such bond is sold pursuant to a Remarketing Agent or we or a subsequent purchaser from us elects not to sell such bonds after the Remarketing Agent has informed us of a purchaser. The Purchased Bond interest rate will be (a) from and including the date that the Purchaser shall have purchased such bond to and including the date thirty (30) days from the date of such purchase, the Federal Funds Rate plus 1%; (b) from and including the date thirty-one (31) days from the date that the Purchaser shall have purchased such bond to and including the end of the period during which we are obligated to purchase bonds under the Standby Agreement, the Federal Funds Rate plus 2%; or (c) if an event of default as described in this prospectus supplement shall have occurred and be continuing, the Federal Funds Rate plus 3%. The interest rate for the Purchased Bonds shall be equal to 24% if necessary to include the Excess Bond Interest Amount for the periods as described in the next paragraph. The interest rate on Purchased Bonds held by us under the Standby Agreement shall not exceed 24%.

         In the event that interest on the Purchased Bonds as calculated pursuant to (a), (b), and (c) above would be greater than 24% in the absence of the 24% interest rate limit, then the amount of interest that would have accrued in the absence of the 24% limitation will be considered the Excess Bond Interest Amount. If the Excess Bond Interest Amount is greater than $0, then the Purchased Bond will bear an interest rate of 24% until the date on which the amount of interest accrued at the 24% rate is in excess of the interest that would be accrued at the interest rate calculated in accordance with (a), (b) or
(c) above, in amount equal to the Excess Bond Interest Amount.

         Purchased Bonds will cease to bear interest at the Purchased Bonds interest rate described in this section when they are sold by us pursuant to a remarketing of the Purchased Bonds by the Remarketing Agent, or if we or a subsequent purchaser directly from us elects not to sell the Purchased Bonds pursuant to a remarketing arrangement by the Remarketing Agent.

THE AIG FINANCIAL PRODUCTS SWAP AGREEMENT

         The Issuer has entered into an interest rate swap agreement with AIG Financial Products Corp., a Delaware corporation, which we refer to as AIGFP. Under the agreement the Issuer is paying to AIGFP a fixed rate equal to 6.685% of the outstanding principal amount of the bonds, subject to certain conditions. AIGFP is paying the Issuer a variable rate equal to the interest on the bonds. AIGFP's payment obligations under the swap agreement are guaranteed by AIG.

STANDBY AGREEMENT

AVAILABLE COMMITMENT; PURCHASE PERIOD

         AIG-LC is obligated to make available $51,023,493.16 for purchase of the 1995 Bonds, $50,300,000 of which is the aggregate principal amount of the 1995 Bonds outstanding, which we refer to as the "Available Principal Commitment," and $723,493.16 of which is an amount which represents 35 days of accrued interest on such outstanding 1995 Bonds, which we refer to as the "Available Interest Commitment." The Available Principal Commitment will be decreased by (i) the aggregate principal amount of 1995 Bonds that are redeemed or paid and are no longer outstanding under the Ordinance and (ii) the aggregate principal amount of 1995 Bonds that we purchase under the Standby Agreement. The Available Principal Commitment will be increased by (i) the aggregate principal amount of 1995 Bonds we sell or another holder of Bank Bonds sells through the Remarketing Agent under the Standby Agreement or (ii) the aggregate principal amount of 1995 Bonds, which we or another holder of Bank Bonds elects to keep under the Standby Agreement after receiving notice of successful remarketing by the Remarketing Agent. The Available Principal Commitment may also be reduced in connection with certain remedies to the Events of Default specified in this Prospectus Supplement. The Available Interest Commitment is decreased or increased corresponding to the decrease or increase in the Available Principle Commitment.

         The obligation of AIG-LC to provide funds to purchase 1995 Bonds tendered to the Tender Agent will be effective from the date the Standby Agreement is delivered to the Tender Agent, until the earliest of:

     - February 24, 2005 or such later expiration date as may become effective pursuant to the terms of the Standby Agreement;

     - the date we receive a certificate signed by an officer of the Tender Agent stating that the period during which we are required to purchase tendered 1995 Bonds has been terminated pursuant to the terms of the Ordinance because (i) a new standby agreement has been provided under the Ordinance and as provided in the Standby Agreement; (ii) the 1995 Bonds have been defeased in accordance with the requirements of the Ordinance; or (iii) no 1995 Bonds remain outstanding;

     - the day after we receive notice from an officer of the Tender Agent that the 1995 Bonds have been converted to a long-term interest rate or the day after such interest rate goes into effect, whichever occurs last;

     - the close of business on the date that the Issuer provides notice to us that the Issuer has elected to terminate the Standby Agreement as permitted under the terms of the Standby Agreement; or

     - the date of termination of the Available Principal and Available Interest Commitments and AIG-LC's obligation to purchase 1995 Bonds due as a result of an event of default under the Standby Agreement.

         We refer to this period as the "Purchase Period." The Purchase Period will not be extended without our consent.

FUNDING OF PURCHASE OF TENDERED BONDS BY THE TENDER AGENT FOR THE ACCOUNT OF AIG-LC

         No later than 12:00 noon (New York time) on the day after a Bondholder tenders 1995 Bonds for purchase we will receive notice from the Tender Agent of such tender that includes the principal amount of the 1995 Bonds tendered for purchase and the date specified for purchase. No later than 4:00 p.m. (New York time) on the day before the Tender Agent must purchase bonds that have been tendered, the Remarketing Agent must inform the Tender Agent of the principal amount of 1995 Bonds that have been remarketed. No later than 12:00 noon (New York time) on the business day on which the 1995 Bonds must be purchased by the Tender Agent, which we refer to as the Purchase Date, the Tender Agent must provide us with notice of the aggregate purchase price (consisting of the aggregate principal amount of such 1995 Bonds plus accrued interest) of those

1995 Bonds that were not sold and therefore must be purchased by us.

         After the receipt of such notice, we will, by no later than 3:00 p.m. (New York time) on the Purchase Date, unless our obligation to purchase unremarketed 1995 Bonds is suspended or terminated in accordance with the terms of the Standby Agreement, make available to the Tender Agent in immediately available funds, the purchase price of such 1995 Bonds.

SALES OF PURCHASED BONDS BY AIG-LC

         We may sell Purchased Bonds at any time subject to the terms of the Standby Agreement. Such sales (other than those following a remarketing of the Purchased Bonds by the Remarketing Agent) will be made only to our affiliates, institutional investors or other entities or individuals which customarily purchase commercial paper or municipal securities in large denominations.

         In connection with any sale of Purchased Bonds outside of the remarketing of the Purchased Bonds by the Remarketing Agent, we must provide the Tender Agent with the written authorization of the purchaser of such Purchased Bonds in which the purchaser authorizes the remarketing Agent to sell such bonds on its behalf, and we must provide notice to the purchaser that such bonds are not subject to purchase under the Standby Agreement and therefore have no short-term rating.

SALES OF PURCHASED BONDS BY REMARKETING AGENT

         The Remarketing Agent may sell Purchased Bonds received by the Tender Agent on our behalf (and any subsequent purchaser of such bonds from us) pursuant to the Ordinance, at a price equal to the aggregate principal amount of such bonds plus accumulated interest thereon. We and any subsequent purchaser from us may elect not to sell the Purchased Bonds or any portion of them. After any such sale by the Remarketing Agent or any election not to sell by us or a subsequent purchaser, the 1995 Bonds will bear the weekly interest rate as determined by the Remarketing Agent.

         Any Purchased Bonds resold by the Remarketing Agent will again be subject to purchase under the terms of the Standby Agreement. Upon our receipt of payment for Purchased Bonds sold by the Remarketing Agent, we must provide the Tender Agent notice that states the amount the Aggregate Principal Commitment has increased by the principal amount of the Purchased Bonds for which we received payment, that the Aggregate Interest Commitment has been increased accordingly and such bonds may be released.

COMMITMENT FEE

         The Issuer has agreed to pay to us a commitment fee under the Standby Agreement of 0.25% per annum commencing on the date on which the Standby Agreement is delivered to the Tender Agent and continuing for as long as we are committed to purchase 1995 Bonds tendered for purchase. The amount of the commitment fee is calculated based on the average daily amount of the Available Principal and Available Interest Commitments during the relevant portion of the Purchase Period. This fee will be paid in immediately available funds in advance, one business day preceding the beginning of each quarterly period with respect to such succeeding quarterly period or portion thereof.

EVENTS OF DEFAULT; TERMINATION

         Each of the following is an event of default under the Standby
Agreement:

     a) any principal or interest due on the 1995 Bonds is not paid by the Issuer when due and an insurance payment in respect of such principal or interest is not paid by the Insurer when, as, and in the amounts required to be paid pursuant to the terms of the Policy;

     b) nonpayment of the commitment fee payable under the Standby Agreement within five Business Days after the Insurer and the Issuer have received notice from us that the same was not paid when due;

     c) nonpayment of any other fees, or any other amount, when due under the Standby Agreement, if such failure to pay when due shall continue for seven business days after written notice thereof to the Issuer and the Insurer by us;

     d) any representation or warranty made by the Issuer under or in connection with the Standby Agreement or any of the Bond Documents shall prove to be untrue in any material respect on the date as of which it was made;

     e) the breach by the Issuer of certain covenants or in the Standby Agreement related to liens, other indebtedness and the agreements between the airport and certain airlines;

     f) a proceeding is instituted in a court having jurisdiction in the premises seeking an order for relief, rehabilitation, reorganization, conservation, liquidation or dissolution in respect of the Issuer under applicable law and such proceeding is not terminated for a period of 60 consecutive days or such court enters an order granting the relief sought in such proceeding or the Issuer shall institute or take any corporate action for the purposes of instituting any such proceeding; or the Issuer shall become insolvent or unable to pay its debts as they mature or shall commence a voluntary case under applicable bankruptcy, insolvency or other similar law now or hereafter in effect, shall consent to the entry of an order for relief in an involuntary case under any such law or shall consent to the appointment of or taking possession by a receiver, liquidator, assignee, trustee, custodian or sequestrator (or other similar official) of the Issuer, or for any substantial part of its property, or shall make a general assignment for the benefit of creditors, or shall fail generally to pay its debts or claims as they become due, or shall take any corporate action in furtherance of any of the foregoing;

     g) the Issuer shall default in any payment of principal of or interest on any obligation for borrowed money (or of any obligation under conditional sale or other title retention agreement or of any obligation secured by purchase money mortgage or of any obligation under notes payable or drafts accepted representing extensions of credit) payable from the Pledged Revenues in excess of $10,000,000 beyond any period of grace provided with respect thereto; or (2) the Issuer shall default in the performance or observance of any other agreement, term or condition contained in any agreement under which any such obligation is created and the effect of such event of default is to cause, or to permit the holder or holders of such obligation (or a trustee on behalf of such holder or holders) to cause, such obligation to become due prior to its stated maturity;

     h) the failure on the part of the Issuer to perform or observe any other material term, covenant or agreement contained in the Standby Agreement or any of the other Bond Documents on its part to be performed or observed and (a) with respect to any such term, covenant or agreement contained in the Standby Agreement, any such failure remains unremedied for 30 days; and (b) with respect to any such term, covenant or agreement contained in any of the other Bond Documents, any such failure remains unremedied after any applicable grace period specified in such Bond Document;

     i) the Ordinance shall terminate or any material term thereof shall cease to be of full force and effect, other than as a result of any redemption or defeasance in full of the 1995 Bonds;

     j)  the occurrence of any Event of Default as defined in the Ordinance;

     k) the occurrence of an Insurer Event of Insolvency as defined in the Standby Agreement;

     l) the Insurer shall in writing to the Paying Agent claim that the Policy with respect to the payment of principal of or interest on the Bonds is not valid and binding on the Insurer, and repudiate its obligations under the Policy with respect to payment of principal of or interest on the 1995 Bonds, or the Insurer shall initiate any legal proceedings to seek an adjudication that the Policy, with respect to the payment of principal of or interest on the 1995 Bonds, is not valid and binding on the Insurer; or

     m) any governmental authority with jurisdiction to rule on the validity of the

         Policy shall announce, find or rule that the Policy is not valid and binding on the Insurer.

     n) Any default by the Insurer in making payment when, as and in the amounts required to be made pursuant to the express terms and provisions of any other municipal bond insurance policy or surety bond issued by Insurer; or

     o) A downgrade in the long term crediting rating of the Insurer to AA - or below by Standard and Poor's and Moody's.

         "Bond Documents" means the Standby Agreement, the Swap Agreement, the Tender Agent Agreement and the Liquidity Guaranty Agreement, the Remarketing Agreement and the Policy.

         Our obligation to purchase 1995 Bonds under the Standby Agreement will be immediately suspended in the event that an event of default listed under paragraphs (l) or (m) above should occur. We must notify the Tender Agent, the Issuer and the Remarketing Agent of the suspension promptly upon obtaining knowledge of such a default event. Failure to provide such notice, however, will not affect our right to suspend our obligations to purchase the 1995 Bonds. If a court with valid jurisdiction then issues a non-appealable judgment that the Policy is not valid then our obligation will be immediately terminated without notice or demand. Our obligations to purchase tendered 1995 Bonds will be reinstated in the event that a court with valid jurisdiction issues a judgment that the Policy is valid and enforceable. If, however, after three years from the initial suspension of the obligation to purchase bonds, litigation is still pending and no final non-appealable judgment has been entered by a court with competent jurisdiction then our obligation to purchase tendered 1995 Bonds will terminate without notice or demand.

         Our obligation to purchase tendered 1995 Bonds under the Standby Agreement will be immediately terminated without notice or demand if an event of default listed under paragraphs (a), (k) or (n) above should occur.

         In the event of an occurrence of an event of default described in paragraphs (b), (c) or (o) above, we may give written notice to the Issuer, the Tender Agent, the Trustee and the Remarketing Agent designating such event as triggering a mandatory tender of the 1995 Bonds, designating the date on which our obligations to purchase tendered 1995 Bonds would terminate and requesting a mandatory tender of the 1995 Bonds. Our obligations under the Standby Agreement will not terminate before the date of the mandatory tender of the 1995 Bonds.

         Upon the occurrence of an Event of Default as specified in clause (d),
(e), (f), (g), (h), (i) or (j) above we shall have all remedies provided at law or equity, including, without limitation, specific performance; provided, however, that the Purchaser shall not have the right to terminate its obligation to purchase Bonds. In the event we are unable to obtain the remedies specified for specific events of default described above we reserve the right to pursue any other available remedies, other than acceleration of any payment due under the Standby Agreement, whether provided by law, equity or the Standby Agreement.

THE AIG GUARANTEE

     AIG has issued an unconditional and irrevocable guarantee in favor of the Issuer and Tender Agent guaranteeing prompt payment of our payment obligations under the Liquidity Facility Obligations. The Issuer and Tender Agent may proceed against AIG under the guarantee whether or not it has proceeded against us with respect to our obligations. AIG's guarantee will apply to any successors and assigns of the Issuer and Tender Agent and will remain in effect until all of our applicable obligations have been paid.

                         LIQUIDITY FACILITY OBLIGATIONS
                                       AND
                           CREDIT FACILITY OBLIGATIONS
                                       OF
                               AIG LIQUIDITY CORP.
                                       AND
                              GUARANTEE OBLIGATIONS
                                       OF
                       AMERICAN INTERNATIONAL GROUP, INC.

         We may from time to time enter into standby bond purchase agreements with issuers, ultimate obligors, Trustees or tender agents in respect of one or more series of variable rate or short-term municipal bonds, referred to as the Bonds. The Bonds of each series, including any Bonds remarketed by a remarketing agent as described herein, will be subject, at the option of the holder of the Bonds, to tender for purchase and, under certain circumstances, will be subject to mandatory tender for purchase, at the times and on the terms and conditions set forth in the Indenture for such Bonds. Under the terms of any such standby bond purchase agreement, referred to as a Standby Agreement, we will be obligated to purchase tendered Bonds which have not been remarketed by a remarketing agent as described in, and subject to any conditions described in, the applicable Prospectus Supplement. Any tendered Bonds so purchased by us would again be subject to tender for purchase at the option of the holder if such Bonds are remarketed by the remarketing agent.

         Instead of, or in addition to, entering into a Standby Agreement with respect to a series of Bonds, we may from time to time issue direct-pay letters of credit, referred to herein as a Letter of Credit, in respect of such series of Bonds. Each Letter of Credit will be issued in favor of the Trustee under the Indenture under which the Bonds are issued for the benefit of the holders of the Bonds. Pursuant to any such Letter of Credit, the Trustee will be authorized to draw directly on us from time to time to fund payments of principal of and interest on the Bonds and, in certain cases, to fund the purchase by the tender agent of tendered Bonds which have not been remarketed by a remarketing agent in each case as described in, and subject to any conditions described in, the applicable Prospectus Supplement. In conjunction with issuing a Letter of Credit, we and the Issuer of the applicable series of Bonds will enter into a reimbursement agreement under which we will be entitled to reimbursement of all credit drawings at such times and on such terms as provided in a reimbursement agreement and described in the applicable Prospectus Supplement.

         Our payment obligations under each Standby Agreement or Letter of Credit will be unconditionally guaranteed pursuant to a general guarantee relating to all Standby Agreements or letters of credit or a specific guarantee relating to the relevant Standby Agreement or Letter of Credit issued by American International Group, Inc., which we refer to herein as AIG.

         The Prospectus Supplement with respect to a Standby Agreement or Letter of Credit and a guarantee will set forth the title of the relevant series of Bonds, the name of the Issuer and any insurer, a summary of certain terms of the Bonds relevant to the operation of the Standby Agreement or Letter of Credit and the guarantee, and specific terms of such Standby Agreement or Letter of Credit and guarantee, including whether and under what circumstances the obligations under the Standby Agreement or Letter of Credit and guarantee may be suspended or terminated.

         This Prospectus and the Prospectus Supplement together constitute an offering of our obligations under the relevant Standby Agreement, which we refer to as our Liquidity Facility Obligations or the relevant Letter of Credit which we refer to as the Credit Facility Obligations, and the obligations of AIG under the relevant Guarantee, which we refer to as our Guarantee Obligations. We will refer to our Liquidity Facility Obligations, our Credit Facility Obligations and the Guarantee Obligations as the Obligations.

         This Prospectus and the Prospectus Supplement together do not constitute an offering of the Bonds related to the Obligations, which have been or will be offered pursuant to a separate offering document called an Official Statement. We and AIG undertake no responsibility with respect to the accuracy or completeness of any Official Statement or any information set forth therein. The Obligations may not be traded separately from the Bonds to which they relate. This Prospectus and the Prospectus Supplement may be delivered at the time of initial issuance of the Bonds of a series or the remarketing thereof in connection with the replacement by the Obligations of another liquidity facility or credit facility in effect with respect to such Bonds and, when appropriately supplemented, if required, may also be delivered in connection with a remarketing of any Bonds purchased by us or any of our affiliates.

         Payment of principal of and interest on the Bonds of a series to which our Liquidity Facility Obligations relate is solely the obligation of the Issuer of the Bonds and is not insured or guaranteed by us, AIG or any affiliate of either us or AIG. Although Credit Facility Obligations issued by us with respect to a series of Bonds will serve to support payment of principal of and interest on such Bonds, payment of such amounts will be primarily the obligation of the Issuer, as described in the Official Statement for such Bonds, notwithstanding the existence of such Credit Facility Obligations.

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                        FOR NORTH CAROLINA RESIDENTS ONLY

THE COMMISSIONER OF INSURANCE FOR THE STATE OF NORTH CAROLINA HAS NOT APPROVED OR DISAPPROVED OF THE OFFERING, NOR HAS THE COMMISSIONER PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.

THIS PROSPECTUS MAY NOT BE DELIVERED UNLESS ACCOMPANIED BY THE PROSPECTUS SUPPLEMENT.

                The date of this Prospectus is September 19, 2003

                               NOTICE TO INVESTORS

YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT OR INFORMATION CONTAINED IN DOCUMENTS WHICH YOU ARE REFERRED TO BY THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION DIFFERENT FROM THAT CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT. WE ARE OFFERING TO SELL THE SECURITIES ONLY IN JURISDICTIONS WHERE OFFERS AND SALES ARE PERMITTED. THE INFORMATION CONTAINED IN THIS PROSPECTUS OR ANY PROSPECTUS SUPPLEMENT IS ACCURATE ONLY AS OF THE DATE ON THE FRONT OF THOSE DOCUMENTS, REGARDLESS OF THE TIME OF DELIVERY OF THE DOCUMENTS OR ANY SALE OF THE SECURITIES.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are required to file annual, quarterly and current reports, proxy statements and other information with the SEC. These reports, proxy statements and other information can be inspected and copied at:

                            SEC Public Reference Room
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

        Please call the SEC at 1-800-SEC-0330 for further information.

         AIG's filings are also available to the public through:

         -        The SEC web site at http://www.sec.gov

         -        The New York Stock Exchange
                  20 Broad Street
                  New York, New York 10005

AIG's common stock is listed on the NYSE under the symbol "AIG."

                 INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

         The SEC allows us to "incorporate by reference" the information AIG files with the SEC, which means that we can disclose important information to you by referring you to those documents. When post-effective amendment no. 2 to the Registration Statement of which this prospectus is a part became effective, the following documents were incorporated by reference.

         - Annual report on Form 10-K for the year ended December 31, 1995.

         - Quarterly report on Form 10-Q for the quarter ended March 31, 1996.

         All of AIG's filings made with the SEC under Sections 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 since the effective date of post-effective amendment no. 2 to the Registration Statement have been incorporated by reference in this prospectus and all of AIG's future filings with the SEC under such sections will be incorporated by reference until the termination of the offering of the Obligations. The information incorporated by reference in this prospectus is considered to be part of this prospectus, and later information that AIG has filed or files in the future with the SEC will automatically update and supersede that information as well as the information included in this prospectus. This Prospectus does not contain all of the information set forth in the Registration Statement, of which this Prospectus is a part, and exhibits thereto which AIG-LC and AIG have filed with the Commission under the Securities Act of 1933, to which reference is hereby made.

         We will provide without charge a copy of these filings, other than any exhibits unless the exhibits are specifically incorporated by reference into this prospectus.

         Requests for such documents should be directed to AIG's Director of Investor Relations, 70 Pine Street, New York, New York 10270, telephone (212) 770-6293.

         This Prospectus constitutes a prospectus with respect to the Obligations of AIG-LC and AIG specified in the Prospectus Supplement. No Registration Statement has been filed under the 1933 Act with respect to the Bonds specified in the Prospectus Supplement.

                  (REMAINDER OF PAGE INTENTIONALLY LEFT BLANK)

                         DESCRIPTION OF THE OBLIGATIONS

         GENERAL

         We may enter or issue Standby Agreements or letters of credit from time to time the obligations of which will be guaranteed by AIG, with respect to one or more series of Bonds specified in the applicable Prospectus Supplement. The Bonds of each series and any municipal Bond insurance policy purchased by the Issuer with respect to such Bonds have been or will be described in a separate Official Statement of the Issuer. We and AIG undertake no responsibility with respect to the accuracy or completeness of any Official Statement or any information set forth therein.

         Our obligations under each Standby Agreement or Letter of Credit and the obligations of AIG under each guarantee will rank equally with all other of our and AIG's general unsecured and unsubordinated obligations. The Obligations are not being issued pursuant to an indenture.

         In connection with each Standby Agreement or Letter of Credit, AIG will agree to provide, or cause to be provided, by means of capital contributions, purchases of assets, loans or otherwise, funds to us to the extent necessary to enable us to meet our obligations under the Standby Agreement or Letter of Credit. Any such agreement to provide or cause to be provided funds will be solely for the benefit of and enforceable by us and AIG.

         AIG depends on its subsidiaries for cash flow in the form of loans, advances and dividends. Some AIG subsidiaries, namely those in the insurance business, are subject to regulatory restrictions on the amount of dividends which can be paid to AIG. These restrictions vary by state. For example, unless permitted by the New York Superintendent of Insurance, general insurance companies domiciled in New York may not pay dividends to shareholders which in any twelve month period exceed the lesser of 10 percent of the company's statutory policyholders' surplus or 100 percent of its "adjusted net investment income," as defined. Generally, less severe restrictions applicable to both general and life insurance companies exist in most of the other states in which AIG's insurance subsidiaries are domiciled. Certain foreign jurisdictions have restrictions which generally cause only a temporary delay in the remittance of dividends. There are also various local restrictions limiting cash loans and advances to AIG by its subsidiaries. Largely as a result of the restrictions, approximately 72 percent of consolidated capital funds were restricted from immediate transfer to AIG at December 31, 2002.

         Each Standby Agreement or Letter of Credit will be entered into or issued at the same time of or after the original issuance of the Bonds described in the Prospectus Supplement, in either case as set forth in the Prospectus Supplement, and will expire on the stated termination date set forth in the Prospectus Supplement unless extended or earlier terminated upon the conditions described in the Prospectus Supplement.

         The Prospectus Supplement will describe the specific terms of the Obligations in respect of which this Prospectus is being delivered, including among other things: (1) the timing, terms and method of purchase of Bonds to which the Liquidity Facility Obligations relate under the Standby Agreement; (2) the timing, terms and method of making credit drawings to which Credit Facility Obligations relate under the Letter of Credit and the timing, terms and method of reimbursing us for such credit drawings under the related reimbursement agreement; (3) whether and under what circumstances such Obligations will be terminable without, prior to, or after a mandatory tender for purchase or acceleration of the related Bonds; (4) any limitations on our rights to resell Bonds we purchase; (5) the commitment fee payable to us; and (6) any other relevant terms of the Standby Agreement, the Letter of Credit, the reimbursement agreement and the guarantee, as the case may be. The term of each Standby Agreement or Letter of Credit shall be set forth in the Prospectus Supplement, and generally will be at least 360 days, unless the final maturity of the Bonds occurs prior to the end of such 360 day period, in which case the term of the Standby Agreement or Letter of Credit would end on the date of such final maturity of the Bonds as described in the next section of this Prospectus.

         The Prospectus Supplement will also specify the following terms of the Bonds to which the Obligations relate: (1) the Issuer and title of such Bonds;
(2) the aggregate principal amount of such Bonds; and (3) certain other terms of the Bonds or any insurance policy relevant to the operation of the Standby Agreement, the Letter of Credit, the reimbursement agreement or the guarantee.

         Payment of principal of and interest on the Bonds of a series to which our Liquidity Facility Obligations relate is solely the obligation of the Issuer and is not insured or guaranteed by us, AIG, or any affiliate of us or AIG. Although Credit Facility Obligations issued by us with respect to a series of Bonds will serve to support payment of principal of and interest on such Bonds, payment of such amounts will be primarily the obligation of the Issuer, as described in the Official Statement for such Bonds, notwithstanding the existence of such Credit Facility Obligations. Under certain circumstances, the Obligations with respect to the purchase of Bonds of any series may be terminated or suspended upon an Event of Default (as defined in the relevant Standby Agreement or reimbursement agreement and described in the Prospectus Supplement).

         Each holder of Bonds will be responsible for acting individually with respect to, among other things, the giving of notices, responding to any requests for consents, waivers or other amendments pertaining to the Bonds, enforcing covenants and taking action upon a default.

         During the period that the Bonds are owned by us or by a qualified purchaser from us (including AIG), such Bonds will bear interest at a rate based on a reference rate or an index as described in the Prospectus Supplement, subject in certain cases to a maximum rate, or will bear interest as otherwise described in the Prospectus Supplement. We or our affiliates may hedge our interest rate exposure in connection with Bonds we purchase, by entering into interest rate swaps or similar transactions that would have the effect of converting interest on the purchased Bonds into a LIBOR based rate (subject in certain cases to no such maximum rate or to a different maximum rate). Unless otherwise set forth in the Prospectus Supplement, the remarketing agent will have a continuing obligation to use its best efforts to find purchasers for any Bonds owned by us or a qualified purchaser who purchased the Bonds from us.

         The following descriptions under "Tender of Bonds," "The Standby Agreements," "The Letters of Credit," "Amount of Commitment" and "The Guarantees" are general in nature and qualified in their entirety by reference to, and may be superseded to the extent described in, the Prospectus Supplement relating to any particular series of Bonds.

         TENDER OF BONDS

                  Tender Option

         The Bonds of each series will be subject, at the option of the holder of the Bonds, to tender for purchase with funds available to the tender agent. The terms of the Bonds of a series may permit such tenders at any time upon notice or at specified times relating to the reset of the interest rate with respect to the Bonds of such series. On the date on which the Bonds of any series are issued and on each interest reset date for such Bonds, in general, the remarketing agent will determine the interest rate for the Bonds which is necessary to remarket tendered Bonds at a price equal to 100% of the principal amount thereof plus any accrued interest. The Bonds will bear interest at such rate for the next succeeding interest rate period. Tenders of the Bonds will be made to the tender agent for purchase at a price equal to 100% of the principal amount thereof plus any accrued interest to the date of tender (the "purchase price").

                  Mandatory Tender

         Bonds with respect to which the interest rate period has been changed or which have been converted to a fixed rate may be subject to mandatory tender to the tender agent for purchase. In addition, the Bonds may be subject to mandatory tender for purchase immediately prior to the termination or expiration, and in some circumstances the replacement of the relevant Standby Agreement or Letter of

Credit. Unless otherwise provided in the Prospectus Supplement, if such Bonds are not delivered when due for tender, they will nevertheless be deemed to be tendered and purchased at the purchase price designated relevant in the Indenture with funds available to the tender agent.

         THE STANDBY AGREEMENTS

         The following paragraphs under the caption "The Standby Agreements" apply to any series of Bonds with respect to which we have entered into a Standby Agreement.

                  Method of Purchase of Bonds by AIG-LC

         On the purchase date for the Bonds of any series, the tender agent or the Trustee as set forth in the Prospectus Supplement shall give us notice of the aggregate purchase price of that portion of the tendered Bonds of such series that remain unsold. After we receive such notice, we will (unless our obligations have been terminated or suspended and subject to any conditions, including the maximum amount we are committed to provide, described in the Prospectus Supplement) by the time set forth in the Prospectus Supplement, make the requested amount available to the party so designated in the Prospectus Supplement, in immediately available funds or such other funds as shall be permitted as described in the Prospectus Supplement. As soon as practicable thereafter, but in any event not later than the time set forth in the Prospectus Supplement on each purchase date, the tender agent will be required under the applicable Indenture to purchase such Bonds, for our account, at the purchase price. The tender agent will be required to remit to us such funds which are not so used to purchase tendered Bonds.

         The Indenture will in general provide that if sufficient funds are duly deposited on such date, then such Bonds shall be deemed to have been purchased for all purposes under the related Indenture and that thereafter such holder will have no further rights under the related Indenture, except to receive the purchase price from the funds so deposited upon surrender thereof. Neither we nor AIG will have any liability to a holder for the failure by the tender agent to apply funds received by it to the purchase price of the related Bonds.

                  Events of Default and Nature of Obligations

                           Unconditional Obligations

         If the Liquidity Facility Obligations are unconditional, as described in the Prospectus Supplement, the occurrence and continuance of certain Events of Default (as defined in the Standby Agreement and described in the Prospectus Supplement) shall, except as otherwise described in the Prospectus Supplement, give us the right to terminate our obligations under the Standby Agreement upon written notice to the Issuer and tender agent specifying a date on which the Standby Agreement will terminate. In such event, a mandatory tender of the Bonds may take place pursuant to the Indenture prior to the date specified for termination and we will be obligated, subject to the terms and conditions of the Standby Agreement and except as otherwise described in the Prospectus Supplement, to provide funds for the payment of the purchase price of tendered Bonds that are not remarketed.

                           Conditional Obligations

         If the Liquidity Facility Obligations are conditional, as described in the Prospectus Supplement, the occurrence and continuance of certain Events of Default will, except as otherwise described in the Prospectus Supplement, result in either immediate suspension or termination of our obligations to purchase without further action by us or give us the right to suspend or terminate its obligations under the Standby Agreement. In such event, except as otherwise described in the Prospectus Supplement, either no mandatory tender of Bonds will take place prior to such a suspension or termination or if a mandatory tender does occur the Standby Agreement will have terminated prior to the purchase date. Except as otherwise described in the Prospectus Supplement, neither we nor AIG will be obligated to provide funds for the payment of the purchase price of tendered Bonds during such a suspension or following such termination.

                           Obligation of Tender Agent to Obtain Funds Under the
Standby Agreement

         The tender agent will be entitled under the Standby Agreement to demand funds for the payment of purchase price and the Standby Agreement will expressly provide that the Standby Agreement is for the benefit of the tender agent. The Indenture will provide that the tender agent is obligated to take such actions as may be necessary to obtain immediately available funds on each purchase date under the Standby Agreement sufficient in amount to enable the tender agent to pay the purchase price on such purchase date.

         THE LETTERS OF CREDIT

         The following paragraphs under the caption "The Letters of Credit" apply to any series of Bonds with respect to which AIG-LC has issued a Letter of Credit.

                  Method of Payment of Credit Drawings by AIG-LC

         The Trustee shall give to us notice of credit drawings from time to time up to the initial amount stated in the Letter of Credit. After receipt of such notice, we shall (unless our obligations have been terminated or suspended and subject to any conditions, including the maximum amount we are obligated to provide, described in the Prospectus Supplement), by the time set forth in the Prospectus Supplement, make such amount available to the Trustee, in immediately available funds or such other funds as shall be permitted as described in the Prospectus Supplement. The Trustee will apply such credit drawings to pay principal of and interest on the Bonds or to purchase at the purchase price tendered Bonds which have not been remarketed by a remarketing agent. If the credit drawing is made to purchase tendered Bonds, the Trustee will be required to remit to us such funds which are not so used to purchase tendered Bonds.

         Neither we nor AIG will have any liability to a holder for the failure by the Trustee or any other person to apply funds received by us or AIG under the Letter of Credit to payments of principal of, interest on or purchase price of, as the case may be, the related Bonds.

                  Method of Reimbursement of Credit Drawings

         Pursuant to the reimbursement agreement, we will be entitled to reimbursement by the Issuer of the Bonds of all credit drawings at such times and on such terms as provided in the reimbursement agreement and described in the Prospectus Supplement. If any such reimbursement obligation of an Issuer is not paid on the same day on which credit drawings are made, the Issuer will be obligated to pay us interest on the unpaid amount thereof.

                  Events of Default

         The default by the Issuer of its obligation to reimburse us for credit drawings, or the occurrence and continuance of certain other events of default (as provided in the relevant reimbursement agreement and described in the Prospectus Supplement), shall, except as otherwise described in the Prospectus Supplement, give us the right to terminate our obligations under the Letter of Credit upon written notice to the Issuer or the Trustee specifying a date on which the Letter of Credit shall terminate. In such event, a mandatory tender or acceleration of the Bonds may take place pursuant to the Indenture prior to the date specified for termination and we will be obligated, subject to the terms and conditions of the Letter of Credit and except as otherwise described in the Prospectus Supplement, to make credit drawings available to the Trustee for the acceleration of the Bonds or the payment of the purchase price of tendered Bonds.

                  Obligation of Trustee to Obtain Funds Under the Letter of
Credit

         The Trustee will be entitled under the Letter of Credit to draw funds for the payment of principal of and interest on the Bonds and, in certain cases, to purchase tendered Bonds which have not been remarketed by a remarketing agent, and the Letter of Credit will expressly provide that the Letter of Credit is for the benefit of the Trustee. The Indenture will provide that the Trustee is obligated to make credit drawings as necessary to obtain immediately available funds for the payment of principal of and interest on the Bonds or to purchase tendered Bonds which have not been remarketed by a remarketing agent, in each case as such amounts become due and payable.

         AMOUNT OF COMMITMENT

         Except as otherwise described in the Prospectus Supplement, each Standby Agreement and Letter of Credit will have an initial stated amount which is equal to the sum of (a) the aggregate principal amount of the Bonds and (b) an amount at least equal to the interest that would accrue on the Bonds during the period specified on the Prospectus Supplement, computed as though the Bonds bore interest at the maximum rate of interest permitted to be borne by the Bonds for such period as set forth in the related Prospectus Supplement.

         Upon the purchase of any Bonds under a Standby Agreement, and upon the payment and reimbursement of credit drawings under a Letter of Credit, the initial stated amount described above will be adjusted as described in the Prospectus Supplement.

         THE GUARANTEES

         The Liquidity Facility Obligations and Credit Facility Obligations will be unconditionally guaranteed by AIG pursuant to a guarantee. The applicable guarantee will terminate upon the termination of our obligations pursuant to the relevant Standby Agreement or Letter of Credit.

                               AIG LIQUIDITY CORP.

         We were incorporated on June 29, 1992 in the State of Delaware. All outstanding capital stock of AIG-LC is owned by AIG. AIG-LC's principal executive offices are located at 50 Danbury Road, Wilton, Connecticut 06897-4444, Telephone No. (203) 222-4700.

         Our business consists of providing liquidity for the payment of the tender price of certain variable rate municipal securities through Standby Agreements, providing credit support for the payment of principal of, interest on and tender price of certain variable rate municipal securities through Standby Agreements, Letters of Credit and certain related activities.

                       AMERICAN INTERNATIONAL GROUP, INC.

         AIG, a Delaware corporation, is a holding company which through its subsidiaries is engaged in a broad range of insurance and insurance-related activities in the United States and abroad. AIG's primary activities include both general and life insurance operations. Other significant activities include financial services, and retirement savings and asset management.

         AIG's principal executive offices are located at 70 Pine Street, New York, New York 10270, and its telephone number is 212-770-7000.

         The following table sets forth the historical ratios of earnings to fixed charges of AIG and its consolidated subsidiaries for the periods indicated:

                                                      Six months
                                                        Ended
                                                       June 30,                   Year Ended December 31,
                                                    --------------      -------------------------------------------
                                                    2003      2002      2002      2001      2000     1999      1998
                                                    ----      ----      ----      ----      ----     ----      ----
Ratio of earnings to fixed charges                  4.05      3.97      3.10      2.92      3.59     3.96      3.57
                                                    ----      ----      ----      ----      ----     ----      ----

         The ratios shown are significantly affected as a result of the inclusion of the fixed charges and operating results of AIG Financial Products Corp. and its subsidiaries (AIGFP). AIGFP structures borrowings through guaranteed investment agreements and engages in other complex financial transactions, including interest rate and currency swaps. In the course of its business, AIGFP enters into borrowings that are primarily used to purchase assets that yield rates greater than the rates on the borrowings with the intent of earning a profit on the spread and to finance the acquisition of securities utilized to hedge certain transactions. The pro forma ratios of earnings to fixed charges, which exclude the effects of the operating results of AIGFP, are
6.99 and 6.05 for the second quarter and 6.62 and 6.26 for the first six months of 2003 and 2002 respectively, and 4.46, 4.16, 5.06, 5.51, and 4.76 for the years 2002, 2001, 2000, 1999 and 1998, respectively. As AIGFP will continue to be a subsidiary, AIG expects that these ratios will continue to be lower than they would be if the fixed charges and operating results of AIGFP were not included therein.

         Excluding $900 million with respect to the World Trade Center and related losses and $2.02 billion with respect to the acquisition, restructuring and related charges, the ratio of earnings to fixed charges was 3.62 for 2001.

                                 USE OF PROCEEDS

         In consideration for issuing the Liquidity Facility Obligations or the Credit Facility Obligations, we will receive fees from the Issuer described in the relevant Prospectus Supplement. We expect that any such fees so received will be transferred to AIG or a subsidiary of AIG by means of dividends, loans or otherwise and used by AIG or such subsidiary for general corporate purposes. Except as otherwise described in the Prospectus Supplement relating to a particular series of Bonds, AIG will not receive separate fees from the Issuer of such Bonds in consideration for issuing the Guarantee Obligations.

                              PLAN OF DISTRIBUTION

         The Obligations will be offered from time to time in connection with the initial issuance of the Bonds of any series or the remarketing thereof in connection with the replacement by the Obligations of another liquidity facility or credit facility in effect with respect to such Bonds. The Obligations may also be offered in connection with Bonds bought by us. The Obligations may not be traded separately from the Bonds specified in the Prospectus Supplement. Such Bonds have been or will be offered pursuant to a separate Official Statement through any underwriters or agents named therein. We and AIG undertake no responsibility with respect to the accuracy or completeness of any Official Statement or any information set forth therein.

                             VALIDITY OF OBLIGATIONS

         Unless we state otherwise in any prospectus supplement, the validity of the securities will be passed upon for us by Sullivan & Cromwell LLP, New York, New York or by Kathleen E. Shannon, Senior Vice President, Secretary and Deputy General Counsel of AIG. Partners of Sullivan & Cromwell LLP involved in the representation of AIG beneficially own approximately 11,360 shares of AIG common stock. Ms. Shannon is regularly employed by AIG, participates in various AIG employee benefit plans under which she may receive shares of AIG common stock and currently beneficially owns less than 1% of the outstanding shares of AIG common stock.

                                     EXPERTS

         The consolidated financial statements of AIG and its subsidiaries and the related financial statement schedules included in its Annual Report on Form 10-K for the year ended December 31, 2002, incorporated herein by reference, are so incorporated in reliance upon the report of PricewaterhouseCoopers, independent accountants, given on the authority of that firm as experts in accounting and auditing.

                  CAUTIONARY STATEMENT PURSUANT TO THE PRIVATE
                    SECURITIES LITIGATION REFORM ACT OF 1995

         We have included or incorporated by reference in this prospectus statements that may constitute "forward-looking statements" within the meaning of the safe harbor provisions of the Private Securities Litigation Reform Act off 1995. These forward-looking statements are not historical facts but instead represent only our belief regarding future events, many of which, by their nature, are inherently uncertain and outside of our control. It is possible that our actual results may differ, possibly materially, from the anticipated results indicated in these forward-looking statements.

         Information regarding important factors that could cause actual results to differ, perhaps materially, from those in our forward-looking statements is contained under the caption "Item 7: Management's Discussion and Analysis of Financial Condition and Results of Operations -- Cautionary Statement Regarding Forward-Looking Information" in AIG's Annual Report on Form 10-K for the year ended December 31, 2002, which is incorporated in this prospectus by reference. See "Where You Can Find More Information" above for information about how to obtain a copy of this annual report.